Exhibit 10.2

2007 Award Opportunities
Annual Cash Incentive Plan

The Company’s Annual Cash Incentive Plan (the “Plan”) was approved by shareholders on April 18, 2007. A copy of the Plan is filed as Exhibit 10.1 to this Quarterly Report on Form 10-Q. As contemplated by the Plan, the Compensation Committee of the Board of Directors selected the undersigned six executive officers as participants in the Plan for 2007. The Committee selected two of the shareholder-approved performance measures for 2007 under the Plan—earnings per share (weighted at 66%) and credit quality (weighted at 34%).

The specific targets for the earnings per share performance measure range from a threshold ($1.76) to a maximum ($1.86). The specific targets for the credit quality performance measures are divided equally between net charge-offs and non-performing loans to total loans and are considered confidential information; however, the Committee set the targets at levels it believed would represent credit performance at the median or better of the Company’s peer group.

The cash award opportunities (expressed as a percentage of the executive officer’s base salary) for 2007 are as follows:

			Target to
	Less than	Threshold to	below	Maximum
	Threshold	below Target	Maximum	or more
Michael T. Vea	0	0 - 59%	60 - 99%	100%
Martin M. Zorn	0	0 - 44%	45 - 79%	80%
Archie M. Brown	0	0 - 44%	45 - 79%	80%
Raymond D. Beck	0	0 - 34%	35 - 59%	60%
Roger M. Duncan	0	0 - 34%	35 - 59%	60%
Roger D. Watson	0	0 - 34%	35 - 59%	60%